Exhibit 99.2

Note: Guidance for the March quarter 2013 in this investor update excludes special items and mark to market adjustments on out of period fuel hedges unless noted.

Overall Commentary

•	Delta expects to have a profitable March quarter, with an operating margin of 2.5 to 3.5%. This result would be an improvement over the March 2012 quarter.
•	Unit revenues for the month of March increased 2.0% year over year, led by gains in the trans-Atlantic and Latin entities, which were partially offset in the Pacific by the impact of a weakening yen. The reduction from previous guidance is due to lower close-in bookings driven by the sequester, lower than expected demand as a result of our attempt to drive higher yields, and temporary inefficiencies during implementation of new revenue management technology.
•	March quarter unit revenues are expected to improve by 4.0 to 4.5% compared to prior year.
•	March quarter non-fuel unit costs are forecasted to increase by 5 to 6% versus prior year. This improvement from previous guidance is a result of better than expected savings from Delta’s structural cost initiatives.
•	Delta is projecting a March quarter economic fuel price of $3.23 to $3.28 per gallon, which includes taxes, settled hedges and refinery impact.

Guidance

March Quarter 2013
Operating margin	2.5 – 3.5%
Cargo and other revenue	$1.10 – 1.15 billion
Average fuel price per gallon, including taxes, settled hedges and refinery impact	$3.23 - $3.28
Profit sharing expense	$10 – 15 million
Non-operating expense	$225 – 250 million

March Quarter 2013 vs. March Quarter 2012
Passenger unit revenue	Up 4.0 – 4.5%
Consolidated CASM, excluding fuel and profit sharing expense	Up 5 – 6%
System capacity	Down 2 – 3%

Ancillary Business Expense

•	Delta excludes expenses related to its ancillary businesses from its unit cost guidance. Ancillary businesses include third-party Maintenance Repair and Overhaul, Delta Global Services, MLT Vacations and Delta Private Jets. Delta expects to record approximately $190 million of ancillary business expense in the March quarter. The revenue associated with these ancillary businesses is included in Delta’s guidance for cargo and other revenue.

Share count

•	Delta expects approximately 855 million weighted average diluted shares and approximately 848 million weighted average basic shares outstanding.

Forward Looking Statements

Statements in this investor update that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the cost of aircraft fuel; the availability of aircraft fuel; the impact of posting collateral in connection with our fuel hedge contracts; the impact of significant funding obligations with respect to defined benefit pension plans; the impact that our indebtedness may have on our financial and operating activities and our ability to incur additional debt; the restrictions that financial covenants in our financing agreements will have on our financial and business operations; labor issues; interruptions or disruptions in service at one of our hub airports; our dependence on technology in our operations; disruptions or security breaches of our information technology infrastructure; the ability of our credit card processors to take significant holdbacks in certain circumstances; the possible effects of accidents involving our aircraft; the effects of weather, natural disasters and seasonality on our business; the effects of an extended disruption in services provided by third party regional carriers; failure or inability of insurance to cover a significant liability at the Trainer refinery; the impact of environmental regulation on the Trainer refinery; our ability to retain management and key employees; our ability to use net operating losses to offset future taxable income; competitive conditions in the airline industry; the effects of extensive government regulation on our business; the effects of terrorist attacks; the effects of the rapid spread of contagious illnesses; and the costs associated with insurance.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2012.  Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of April 2, 2013, and which we have no current intention to update.

Non-GAAP Reconciliations

Delta sometimes uses information that is derived from its Condensed Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Certain of this information are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules. The non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

Special Items. Delta excludes special items because management believes the exclusion of these items is helpful to investors to evaluate the company’s recurring operational performance. Special items include restructuring and other items and mark-to-market adjustments for fuel hedges recorded in periods other than the settlement period.

Cost per Available Seat Mile or Unit Cost ("CASM"). In addition to the special items described above, we exclude the following items from consolidated CASM:

•	Aircraft fuel and related taxes. Management believes the volatility in fuel prices impacts the comparability of year-over-year financial performance.
•	Ancillary businesses. Ancillary businesses are not related to the generation of a seat mile. These businesses include aircraft maintenance and staffing services we provide to third parties and our vacation wholesale operations.
•	Profit sharing. Management believes the exclusion of this item provides a more meaningful comparison of our results to the airline industry and prior years’ results.

(Projected)
Three Months Ended
March 31, 2013
Operating margin	1.5% - 2.5%
Item excluded:
Restructuring and other items	1.0%
Operating margin excluding special items	2.5% - 3.5%

(Projected)
% Change
Three Months Ended
March 31, 2013 vs. 2012
CASM	5.0% - 6.0%
Items excluded:
Aircraft fuel and related taxes	0.5%
Ancillary businesses	0.5%
Restructuring and other items	(1.0)%
CASM-Ex	5.0% - 6.0%